EXHIBIT 99.1

N E W S B U L L E T I N FROM:	RE:	15301 Ventura Blvd., Bldg B, Suite 300 (818) 662-9800 NYSE: SZ

FOR FURTHER INFORMATION:

AT THE COMPANY:		AT FRB | WEBER SHANDWICK:
Keith Wall	Kim Forster	Linda Chien	Tricia Ross
Vice President and CFO	Vice President, Planning	General Information	Investor/Analyst Contact
(818) 662-9800	(818) 662-9800	(310) 407-6547	(310) 407-6540

FOR IMMEDIATE RELEASE

September 12, 2003

WORLDWIDE RESTAURANT CONCEPTS, INC. ANNOUNCES

MANAGEMENT TRANSITION AT PAT & OSCAR’S

PAT & OSCAR’S TO LAUNCH FIRST-EVER TELEVISION ADVERTISING

SHERMAN OAKS, Calif.—September 12, 2003—Worldwide Restaurant Concepts, Inc. (NYSE: SZ) today announced that Robert Holden will resign his position as President and CEO of Pat & Oscar’s effective September 30, 2003. Charles Boppell, President and CEO of Worldwide Restaurant Concepts, Inc., will assume Mr. Holden’s duties until a successor is appointed.

“We would like to express our appreciation to Bob Holden for his service to the Pat & Oscar’s organization,” said Mr. Boppell. “We wish Bob the best of luck in his future endeavors and thank him for his contributions.”

Worldwide Restaurant Concepts remains committed to its growth strategy of expanding Pat & Oscar’s through new unit development and same store sales growth. “Over the past three years, we’ve successfully developed the Pat & Oscar’s concept outside of its home base of San Diego and helped grow the brand to the 21 restaurants operating today, including entry into the Los Angeles and Inland Empire markets. Highly rated for overall customer satisfaction by industry surveys, our award-winning concept has earned distinction as a significant player in the up and coming fast casual dining segment,” continued Mr. Boppell.

To build sales in the San Diego market, Pat & Oscar’s has signed its first-ever television media buy. Commercials introducing a new promotion are expected to begin airing in San Diego within the next eight to twelve weeks. “Even though we now have ten restaurants in San Diego County, we believe the dining public is not completely familiar with us. We believe these television spots are an ideal way

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FRB|Weber Shandwick serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.

The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Worldwide Restaurant Concepts, Inc.

of increasing our visibility and of highlighting Pat & Oscar’s as the place for great food and great value,” concluded Mr. Boppell.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc. operates, franchises or joint ventures 317 Sizzler® restaurants worldwide, 111 KFC® restaurants primarily located in Queensland, Australia, and 21 Pat & Oscar’s® restaurants.

To the extent that certain statements contained in this document may be deemed under federal securities laws to be forward-looking statements, Worldwide Restaurant Concepts intends that they be subject to the safe-harbor applicable to forward-looking statements under such laws.

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